Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 4, 2018, Park Electrochemical Corp. (“Park” or the “Company”) completed the previously announced sale (the “Sale”) of its digital and radio frequency/microwave printed circuit materials business (collectively, the “Electronics Business”), including manufacturing facilities in Singapore, France, Arizona and California and R&D facilities in Arizona and Singapore, to AGC Inc., a Japanese corporation (the “Buyer”). The Sale was completed pursuant to the terms of the Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 25, 2018, by and among the Company, its wholly-owned subsidiary, ParkNelco SNC, an entity organized under the laws of France, and the Buyer. Under the terms of the Purchase Agreement, the Buyer acquired all of the outstanding equity interests in Nelco Products, Inc., a Delaware corporation, Neltec, Inc., a Delaware corporation, Neltec SA, an entity organized under the laws of France, and Nelco Products Pte. Ltd., an entity organized under the laws of Singapore (collectively, the “Acquired Subsidiaries”), all of which were, directly or indirectly, wholly-owned subsidiaries of the Company, for an aggregate purchase price of $145 million in cash, subject to post-closing adjustments for changes in working capital compared to a target, cash in the Acquired Subsidiaries and certain accrued and unpaid taxes of the Acquired Subsidiaries.

The following unaudited pro forma condensed consolidated balance sheet and statements of operations have been derived by the application of adjustments to the Company’s historical financial statements as previously filed. The unaudited pro forma balance sheet as of August 26, 2018 depicts the impact of the Sale as if it had occurred on August 26, 2018. The unaudited pro forma statements of operations for the six months ended August 26, 2018 and the year ended February 25, 2018 depict the pro forma impact of the Sale as if the transaction had occurred on February 27, 2017. The unaudited pro forma financial statements are presented for comparative purposes only and are not intended to be indicative of the balance sheet and statements of operations which would have been realized had the Sale been consummated as of the date or during the periods for which the unaudited pro forma financial statements are presented or for any future period or date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Park’s historical financial statements and related notes for the periods presented.

Park Electrochemical Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of August 26, 2018
(Amounts in thousands)

	Historical	Sale of Electronics Business Adjustments	Other Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$20,854	$-	$123,416	(a)	$144,270
Marketable securities	87,456	-	-		87,456
Accounts receivable, net	5,878	-	-		5,878
Inventories	3,994	-	-		3,994
Prepaid expenses and other current assets	1,578	-	-		1,578
Current Assets - Discontinued Operations	22,624	(22,624)	-		-
Total current assets	142,384	(22,624)	123,416		243,176

Property, plant and equipment, net	9,111	-	-		9,111
Goodwill and other intangible assets	9,818	-	-		9,818
Other assets	377	-	-		377
Non-current Assets - Discontinued Operations	11,406	(11,406)	-		-
Total assets	$173,096	$(34,030)	$123,416		$262,482

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,091	$-	$-		$1,091
Accrued liabilities	1,108	-	-		1,108
Income taxes payable	1,467	-	-		1,467
Current Liabilities - Discontinued Operations	8,170	(8,170)	1,834	(b)	1,834
Total current liabilities	11,836	(8,170)	1,834		5,500

Non-current income taxes payable	18,594	-	-		18,594
Deferred income taxes	3,309	-	-		3,309
Other liabilities	314	-	-		314
Non-current Liabilities - Discontinued Operations	846	(846)	-		-
Total liabilities	34,899	(9,016)	1,834		27,717
Total shareholders' equity	138,197	(25,014)	121,582	(c)	234,765
Total liabilities and shareholders' equity	$173,096	$(34,030)	$123,416		$262,482

(a) Reflects the receipt of cash proceeds of $123,000 from the Sale, net of transaction costs and taxes. Includes an additional $413 for transaction expenses previously paid.
(b) Reflects accrued liabilities relating to a closed facility that was not purchased by the Buyer.

(c) This adjustment reflects the estimated gain arising from the Sale, and includes a ($77) adjustment to other comprehensive income related to foreign currency translation.  This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring. No adjustment has been made to the proceeds of the Sale to give effect to any potential post-closing adjustments under the terms of the Purchase Agreement.

Park Electrochemical Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the 26 Weeks Ended August 26, 2018
(Amounts in thousands, except per share amounts)

	Historical	Sale of Electronics Business Adjustments	Other Pro Forma Adjustments	Pro Forma

Net sales	$21,604	$-	$-	$21,604
Cost of sales	15,607	-	-	15,607
Gross profit	5,997	-	-	5,997
Selling, general and administrative expenses	4,217	-	-	4,217
Earnings from operations	1,780	-	-	1,780
Interest and other income	697	-	-	697
Earnings before income taxes	2,477	-	-	2,477
Income tax (benefit) provision	(163)	-	-	(163)
Net earnings	2,640	-	-	2,640
Earnings (Loss) from discontinued operations, net of tax	3,228	(3,228)	-	-
Net Earnings	$5,868	$(3,228)	$-	$2,640

Earnings per share :
Basic:
Continuing Operations	$0.13	$-	$-	$0.13
Discontinued Operations	0.16	(0.16)	-	-
Basic earnings per share	$0.29	$(0.16)	$-	$0.13
Basic weighted average shares	20,253			20,253

Diluted:
Continuing Operations	$0.13	$-	$-	$0.13
Discontinued Operations	0.16	(0.16)	-	-
Diluted earnings per share	$0.29	$(0.16)	$-	$0.13
Diluted weighted average shares	20,382			20,382

Park Electrochemical Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Fiscal Year Ended February 25, 2018
(Amounts in thousands, except per share amounts)

	Historical	Sale of Electronics Business Adjustments	Other Pro Forma Adjustments	Pro Forma

Net sales	$111,196	$(70,966)	$-	$40,230
Cost of sales	84,737	(56,528)	-	28,209
Gross profit	26,459	(14,438)	-	12,021
Selling, general and administrative expenses	19,371	(9,509)	-	9,862
Restructuring charges	5,022	(4,876)	-	146
Earnings from operations	2,066	(53)	-	2,013
Interest expense	2,269	-	-	2,269
Interest and other income	2,675	(34)	-	2,641
Loss on sale of marketable securities	(1,342)	-	-	(1,342)
Earnings before income taxes	1,130	(87)	-	1,043
Income tax (benefit) provision	(19,465)	2,115	-	(17,350)
Net earnings	$20,595	$(2,202)	$-	$18,393

Earnings per share:
Basic earnings per share	$1.02	$(0.11)	$-	$0.91
Basic weighted average shares	20,237			20,237

Diluted earnings per share	$1.02	$(0.11)	$-	$0.91
Diluted weighted average shares	20,267			20,267

9